UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2014

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52170 (Commission File Number)	20-5997364 (I.R.S. Employer Identification No.)

	600 West Chicago Avenue Suite 850 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)

(312) 642-3700 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 18, 2014, the Company entered into a letter agreement (the “Letter Agreement”) with Daniel M. Friedberg and Sagard Capital Partners, L.P. (“Sagard”) in connection with the decision by the Board of Directors of the Company (the “Board”) to nominate Mr. Friedberg to the Board. As of April 18, 2014, Sagard owned approximately 14.2% of the Company’s outstanding common stock. A copy of the Letter Agreement is attached hereto as Exhibit 10.1.

On April 22, 2014, the Company issued a press release announcing that, effective April 21, 2014, Mr. Friedberg was appointed to the Company’s Board. Mr. Friedberg, age 54, has been President and Chief Executive Officer of Sagard Capital Partners Management Corporation, the investment manager of Sagard, since its founding in 2005, and serves as Vice President of Power Corporation of Canada, a diversified international management and holding company. Mr. Sagard’s committee assignments have not yet been determined. A copy of the press release announcing the appointment of Mr. Sagard is attached hereto as Exhibit 99.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Also on April 21, 2014, the Board adopted an amendment (the “By-laws Amendment”) to Section 2 of Article III of the Company’s Amended and Restated By-laws (as so amended, the “Amended By-laws”) to provide for a majority vote standard in uncontested elections of directors. As a result, in future uncontested elections of directors, each director of the Company will be elected by a majority of the votes cast by holders entitled to vote on elections of directors, assuming a quorum is present. An “uncontested election” for this purpose is an election of directors in which the number of nominees for director is equal to or less than the number of directors to be elected. Under the Amended By-laws, a director nominee in an uncontested director election will be elected only if the number of shares voted “for” the director nominee’s election exceeds the number of shares voted “against” the director nominee’s election, assuming a quorum is present. “Abstentions” and “broker non-votes” will not be counted as votes cast. In an uncontested election, a sitting director or director nominee who does not receive more votes “for” his or her election than “against” will not be elected.

The Board has established procedures in its Corporate Governance Guidelines providing that, prior to each annual stockholders’ meeting, in any uncontested director election, the director nominees shall submit a contingent resignation in writing to the Chairman of the Nominating and Corporate Governance Committee (the “Committee”). If any director nominee fails to receive a majority vote in an uncontested election, the Committee will consider the resignation and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

The Board will then consider the Committee’s recommendation, decide whether to accept or reject the resignation, or take such other recommended action, and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. If the Board does not accept a director’s resignation under these provisions, the director will continue to serve until his or her successor is duly elected and qualified or until the director’s earlier death, other resignation, or removal. If a director’s resignation is accepted or, in an uncontested election, a nominee who is not an incumbent director is not elected, the Board may fill the resulting vacancy by the vote of a majority of the directors then in office or decrease the size of the Board.

Prior to the adoption of the By-laws Amendment, the Company’s directors were elected by a plurality of the votes cast by holders of shares entitled to vote on the election of directors. In the case of any future contested elections of directors, directors will continue to be elected by the vote of a plurality of the votes cast on the election of directors. For purposes of the Amended By-laws, a “contested election” is an election of directors in which the number of nominees for director is greater than the number of directors to be elected. The date for determining if an election is contested or uncontested has been set at 14 days before the Company files its definitive proxy statement. This procedure is intended to clarify whether directors will be elected under a majority or plurality standard prior to soliciting proxies.

The By-laws Amendment became effective immediately upon its adoption by the Board on April 21, 2014. The foregoing description of the By-laws Amendment is not complete and is qualified in its entirety by reference to the text of the By-laws Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
3.1	Amendment to Amended and Restated By-laws.
10.1	Letter Agreement, dated April 18, 2014, by and among Daniel M. Sagard, Sagard Capital Partners, L.P. and InnerWorkings, Inc.
99.1	Press Release dated April 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: April 22, 2014	By:	/s/ Joseph M. Busky
	Name:	Joseph M. Busky
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
3.1	Amendment to Amended and Restated By-laws.
10.1	Letter Agreement, dated April 18, 2014, by and among Daniel M. Sagard, Sagard Capital Partners, L.P. and InnerWorkings, Inc.
99.1	Press Release dated April 22, 2014.